                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.   20549

                             FORM 8-K

                          CURRENT REPORT

              Pursuant to Section 13 or 15(d) of the
                  Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
                January 7, 2004
                ---------------

                    CREDO Petroleum Corporation
________________________________________________________________
       (Exact name of registrant as specified in its charter)

         Colorado                  0-8877          84-0772991
________________________________________________________________
 (State or other jurisdiction    Commission       IRS Employer
       of incorporation)         File Number   Identification No.

1801 Broadway, Suite 900        Denver, Colorado      80202
________________________________________________________________
(Address of principal executive offices)            (Zip Code)

Registrant's telephone number,
including area code:            (303) 297-2200
________________________________________________________________

Item 12.  Results of Operations and Financial Condition.
          CREDO Petroleum Corporation Press Release dated
          January 7, 2004, entitled

          "CREDO Reports Record Fiscal 2003 Earnings of
          $0.78 Per Share Financial and Operational Results
          Rise to New Record"

________________________________________________________________

                            SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                          CREDO PETROLEUM CORPORATION
                          (Registrant)

Date:  January 8, 2004     By: /s/ James P. Garrett, Jr.
                               -------------------------
                               James P. Garrett, Jr.
                               Vice President and Chief
                                 Financial Officer
                               (Principal Financial and
                                 Accounting Officer)

NEWS RELEASE

FOR IMMEDIATE RELEASE          Contact:  James P. Garrett, Jr.
                                         Vice President & CFO
                                         www.credopetroleum.com

  CREDO REPORTS RECORD FISCAL 2003 EARNINGS OF $0.78 PER SHARE
      Financial and Operational Results Rise to New Records

DENVER, COLORADO, January 7, 2004--CREDO Petroleum Corporation (NASDAQ: CRED) today reported record results for its fiscal year ended October 31, 2003. Net income jumped 144% to $3,130,000 on higher gas prices and record production. This compares to net income of $1,282,000 last year. On a per diluted share basis, net income was $.78 compared to $.32 last year. Revenue rose 58% to $8,491,000 compared to $5,358,000 last year. Cash flow from operating activities (before changes in operating assets and liabilities) jumped 89% to $5,413,000.

Fiscal 2003 net income includes $.02 per share related to a one-time credit for the cumulative effect of adopting Financial
Accounting Standards Board Statement No. 143, Accounting for
Asset Retirement Obligations.

Fourth quarter net income surged to $1,146,000 compared to $374,000 last year. On a per diluted share basis, net income was $.28 compared to $.11 last year.

James T. Huffman, President said, "In 2003, we established significant new records in virtually every operational and financial category, highlighted by a 22% return on equity. New drilling propelled production growth while Calliope drove reserve growth. As 2003 demonstrates, that combination, together with good product prices, can produce excellent results."

              PRODUCTION VOLUMES SET ANOTHER RECORD

On the heels of last year's 43% increase, total production volumes rose another 9% in fiscal 2003 to a record 1.66 Bcfge (billion cubic feet of gas-equivalent) compared to 1.52 Bcfge last year. Natural gas production rose 12% to a record 1.45 Bcfg compared to 1.30 Bcfg last year. Crude oil and condensate sales fell 5% to 35,000 barrels.

Fourth quarter production surged 48% to 516 MMcfge (million cubic feet of gas equivalent) compared to 350 MMcfge last year, as new wells came on line.

               OPERATIONAL RESULTS SET NEW RECORDS

Capital spending increased 124% to $5,520,000, by far the highest level in company history. As a result, reserve additions and production replacement rose to significant new records.

Proved reserves jumped 41% to a sixth consecutive annual record. At year-end 2003, proved reserves totaled 16.1 Bcfge. Virtually all reserves were classified in the proved developed category. The company typically does not add reserves for offset drilling locations or Calliope candidate wells. Natural gas accounted for 86% of reserve volumes.

The undiscounted value of reserves was $45,165,000 at year-end, and the discounted value (at 10%) was $28,024,000. Average wellhead prices used to calculate reserve values were $3.99 per Mcf and $28.64 per barrel.

The company added 6.3 Bcfge of new reserves, replacing 377% of its 2003 production. The per unit finding cost was $0.86 per Mcfge (thousand cubic feet of gas equivalent), or $5.15 per barrel of oil equivalent. This year's finding cost is 22% lower than last year and 10% under the company's three-year average finding cost. Historically, the company's finding costs have ranked in the best quartile of U.S. oil and gas companies.

"Driving down finding cost was a very significant achievement because tight supply and increased demand are rapidly increasing the price of field services," Huffman said. "This demonstrates how Calliope's low risk and modest cost balanced the higher risk and cost of our drilling program to yield an excellent overall result."

Net income per unit of production increased 125% to $1.89 per Mcfge, or $11.32 per BOE. This compares to $0.84 per Mcf, or $5.06 per BOE. Last year John S. Herold, Inc. ranked the company 14th among U.S. oil and gas companies based on net income per unit of production.

                  PRODUCT PRICES RISE SHARPLY;
       ESTIMATED FISCAL 2004 PRODUCTION PARTIALLY HEDGED

Total natural gas price realizations for fiscal 2003 rose 50% to $4.50 per Mcf compared to $3.00 last year. Hedging transactions reduced gas price realizations by $.07 per Mcf in 2003 compared to adding $.39 last year. Net wellhead natural gas prices were $4.57 per Mcf compared to $2.61 last year. Wellhead oil prices rose 26% to $27.68 per barrel compared to $22.01 last year.

For the fourth quarter, total natural gas price realizations rose
58% to $5.02 per Mcf compared to $3.18 last year. Hedging transactions increased gas price realizations by $.14 per Mcf in the fourth quarter compared to $.51 last year. Wellhead oil prices rose 5% to $27.88 per barrel.

In 2003, hedging transactions resulted in a $66,000 after tax loss compared to a $369,000 gain last year. For the first quarter of fiscal 2004 (November through January), hedging transactions resulted in a $60,000 after tax gain.

The company currently has open hedge positions totaling 1.0 Bcfg covering the months of February through October 2004 at an average NYMEX price of $4.92 per Mcf. This hedge represents approximately 85% of the company's estimated production for the months of February and March and 55% to 60% of such production for April through October 2004. Average gas prices in the company's market areas are expected to be 15% to 17% below NYMEX prices due to basis differentials and transportation costs.

         STRONG FINANCIAL CONDITION CONTINUES TO PROVIDE
                  A SOLID FOUNDATION FOR GROWTH

At October 31, 2003, working capital was $6,577,000. Total assets were $23,572,000 including cash and short-term investments of $6,663,000. Stockholders' equity was a record $17,635,000. The company's only long-term debt is a $355,000 exclusive license obligation that is payable over six years.

    DRILLING AND CALLIOPE OPERATIONS MAKE EXCELLENT PROGRESS

CREDO's business focuses on two core projects--natural gas drilling along the shelf of the Northern Anadarko Basin of Oklahoma and application of its patented Calliope Gas Recovery System. The company believes that, in combination, these two projects provide an excellent (and possibly unique) balance for achieving its goal of adding long-lived gas reserves and production at reasonable costs and risks.

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Drilling Activities.  During 2003, the company drilled 21 wells in Oklahoma with working interests ranging up to 60%.  Eighteen
(18) of the wells were completed as producers. Drilling was concentrated in Ellis and Harper Counties on the company's
17,000 gross acre Sand Creek Prospect and its 6,000 gross acre Two Springs Prospect where 18 wells were drilled. The wells targeted the Morrow and Chester formations between 7,000 and 9,000 feet. A promising well was also drilled on the Traxler Prospect located in Beaver County, Oklahoma. Both the Sand Creek and Two Springs properties have ample room for additional wells to be drilled and the company believes that more excellent wells are likely.

Calliope Gas Recovery System. During 2003, the company installed Calliope on six dead or uneconomic wells with 100% success. Included in those wells was an 18,400-foot well which has recently produced over 600 Mcfg per day after being dead for three years. This well extended Calliope's depth record by 5,600 feet, or 43%. The company is in various stages of preparing to install new Calliope systems on four additional wells in Oklahoma.

                       MANAGEMENT COMMENT

"This was a superb year for our company because both core projects produced excellent results during a period of strong product prices," Huffman said. "We added significant value to our company in 2003. Because these two core projects are repeatable and scalable, we are confident that CREDO will continue to produce superior long-term results."

          *          *          *          *          *

CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado. The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions. The company's stock is traded on the NASDAQ System under the symbol "CRED" and is quoted daily in the "NASDAQ Small-Cap Issues" section of The Wall Street Journal.

This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future. Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.

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
                   CREDO PETROLEUM CORPORATION
                      FINANCIAL HIGHLIGHTS

                                         Year Ended      Year Ended
Condensed Operating                      October 31,     October 31,
  Information                               2003            2002
                                        ------------    ------------
Revenue:
  Oil and Gas Sales                     $  7,494,000    $  4,698,000
  Operating                                  536,000         488,000
  Investment Income and Other                461,000         172,000
                                        ------------    ------------
                                           8,491,000       5,358,000
                                        ------------    ------------

Expenses:
  Oil and Gas Production                   1,608,000       1,291,000
  Depreciation, Depletion and
   Amortization                            1,333,000       1,202,000
  General and Administrative               1,257,000       1,060,000
  Interest                                    46,000          49,000
                                        ------------    ------------
                                           4,244,000       3,602,000
                                        ------------    ------------

Income Before Income Taxes                 4,247,000       1,756,000

Income Taxes                              (1,189,000)       (474,000)

Cumulative Effect of Change in
 Accounting Principle                         72,000            -
                                        ------------    ------------

Net Income                              $  3,130,000    $  1,282,000
                                        ============    ============

Basic Income per Share Before
 Accounting Change                            $  .77          $  .33
Cumulative Effect of Change
 in Accounting Principle                         .02             -
                                              ------          ------

Basic Income Per Share                        $  .79          $  .33
                                              ======          ======

Diluted Income per Share Before
 Accounting Change                            $  .76          $  .32
Cumulative Effect of Change
 in Accounting Principle                         .02             -
                                              ------          ------

Diluted Income Per Share                      $  .78          $  .32
                                              ======          ======

Condensed Balance Sheet
Information                       October 31, 2003  October 31, 2002
                                   ----------------  ----------------
Cash and Short-Term Investments      $  6,663,000       $  6,910,000
Other Current Assets                    1,900,000          1,502,000
Oil and Gas Properties, Net            14,061,000          9,677,000
Exclusive License Agreement, Net          478,000            548,000
Other Assets                              470,000            174,000
                                     ------------       ------------

                                     $ 23,572,000       $ 18,811,000
                                     ============       ============

Current Liabilities                  $  1,986,000       $  1,782,000
Deferred Income Taxes                   3,358,000          2,314,000
Exclusive License Agreement
 Obligation                               355,000            408,000
Asset Retirement Obligations              238,000               -
Stockholders' Equity                   17,635,000         14,307,000
                                     ------------       ------------

                                     $ 23,572,000       $ 18,811,000
                                     ============       ============